Filed Under Rule 424(b)(3), Registration Statement No. 333-152418
Pricing Supplement No. 240 - dated Monday, November 09, 2009 (To: Prospectus Dated July 21, 2008)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WBZ7	[$]	100.000%	1.350%	[$]	FIXED	4.400%
SEMI-ANNUAL
								11/15/2015	05/15/2010	$21.51	YES	Senior Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC  Agents:  Charles Schwab & Co.,  Inc., Citi, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WCA1	[$]	100.000%	1.650%	[$]	FIXED	5.250%
SEMI-ANNUAL
								11/15/2018	05/15/2010	$25.67	YES	Senior Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC  Agents:  Charles Schwab & Co.,  Inc., Citi, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors

Bank of America

Offering Dates:  Monday, November 09, 2009 through Monday, November 16, 2009
Trade Date: Monday, November 16, 2009 @ 12:00 PM ET
Settlement Date: Thursday, November 19, 2009
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Senior: A2
S & P Ratings Services Rating: Senior: A
Fitch Inc. Rating: Senior: A+
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America InterNotes Prospectus dated 21-Jul-08